Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1)  That it previously had filed a registration statement on Form F-6 (Studio City International Holdings Limited, File No. 333-227759) which the U.S. Securities and Exchange
Commission declared effective, with terms of deposit identical to the terms of deposit of this Form F-6 registration statement; and

(2)  That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

Deutsche Bank Trust Company Americas, solely in its capacity as Depositary
By:	/s/ Michael Tompkins
Name: Title:	Michael Tompkins Director
By:	/s/ Michael Curran
Name:	Michael Curran
Title:	Vice President